EXHIBIT 3(a)

SARA LEE CORPORATION

ARTICLES OF RESTATEMENT

THIS IS TO CERTIFY THAT:

1. Sara Lee Corporation, a Maryland corporation (the “Corporation”), desires to restate its charter as currently in effect.

2. The following provisions are all the provisions of the charter currently in effect:

FIRST: INCORPORATORS:

That we, the subscribers, Reuben Oppenheimer, whose post office address is 1508 First National Bank Building, Baltimore, Maryland; Howard H. Conaway, whose post office address is 1508 First National Bank Building, Baltimore, Maryland; and George Gump, whose post office address is 1508 First National Bank Building, Baltimore, Maryland; all being of full legal age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate ourselves with the intention of forming a corporation.

SECOND: CORPORATE NAME:

The name of the corporation is “SARA LEE CORPORATION.”

THIRD: CORPORATE PURPOSES:

The purposes for which and for any of which the Corporation is formed and the business and objects to be carried on and performed by it are as follows:

(a) To buy and sell, grow, distribute, market, manufacture, process, package, trade, export, import and deal in or with all kinds of food, food products and goods, wares and merchandise of whatsoever nature;

(b) To purchase, hold, sell, improve, develop, lease to or from others, run or manage, operate, use, mortgage, pledge or otherwise encumber, exchange or otherwise handle and deal with or dispose of real property, improved or unimproved, wheresoever located, whether within or without the State of Maryland, the United States or possessions thereof or any foreign country, and any rights or interests therein without limit in amount, including buildings, structures and other improvements thereon together with all equipment and other property, real, personal or mixed, connected or related thereto, deemed by the Corporation to be necessary or desirable for its purposes or business and to do all that may be necessary and proper to convey, transmit, hypothecate, or pass a partial, inchoate, conditional or full and complete title to any property, or to any part thereof or any interest therein, either by sale, mortgage, deed of trust or otherwise, in the manner provided by law.

(c) To buy, sell, assign, transfer, operate, use, own, hold, lease to or from others, exchange, mortgage, pledge or otherwise encumber, improve, process, manufacture, export, import, work, prepare and in all ways handle and deal in or with or dispose of goods, wares, merchandise and personal property of every kind, class and description, as principals or as agent or factor, and to do all that may be necessary and proper to convey, transmit, hypothecate, or pass a partial inchoate, conditional or full and complete title to any property, or to any party thereof or any interest therein, either by sale, mortgage, deed of trust or otherwise, in the manner provided by law;

(d) To make, purchase or otherwise acquire, deal in, enter into and perform contracts and guarantees of every sort and kind in connection with the business and powers herein stated or otherwise granted to or inherent in corporations, with any individual, firm, association or corporation, public, private, quasipublic or municipal, and with the Government of the United States or of any State, Territory, Colony or other subdivision or possession thereof, or with any foreign government, state, territory, colony or other subdivision or possession thereof;

(e) To acquire the whole or any part of the assets, business, good will, trade-marks, trade names, copyrights, patents, inventions, formulas, processes, options, contracts, bills, notes and accounts receivable, rights and property of all kinds, and to undertake and assume the whole or any part of the liabilities of any person, form, association or corporation in so far as permitted by law, and to pay for the same and/or for any property, real or personal, which the Corporation may acquire, in cash, to stock or bonds or other evidences of indebtedness of this Corporation, or of any other corporation, or any other consideration, or any combination of any of the foregoing or otherwise, and to hold or mortgage, pledge, encumber, use, operate, develop, manage, hire, lease, rent, assign, transfer, exchange, trade and deal in and with, sell and convey, or in any manner dispose of the whole or any part of the property so acquired; to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all powers necessary or convenient in and about the conduct and management of such business, including among other things to vote its shares of stock at any and all general or special shareholders meetings to the same extent as a natural person could or might do in the premises;

(f) To organize and reorganize corporations and to operate or conduct or furnish managerial services with respect to corporate or other business properties, or enterprises, for the account of itself or others; to act as agent and manager for incorporation or reorganization purposes and as committee in charge thereof; to take part in the management, supervision or undertakings of, and to incur indebtedness jointly and/or upon contingent liability with, other individuals, partnerships, associations, corporations, or syndicates; to act as insurance agent and broker in soliciting and placing insurance of all kinds; and to receive compensation for any and all services which it may render in a managerial, supervisory or agency capacity;

(g) To create, apply for, purchase or otherwise acquire, own, hold, use, lease, sell, assign, let, rent, grant license or contract with respect to, dispose of or otherwise deal in or with patents, patent rights, trade-marks, trade names, copyrights, inventions, improvements or processes, or applications for any of the same, in, granted by or existing under the laws of the United States or any State, Territory or possession thereof or in any foreign country or political subdivision thereof;

(h) To borrow money, with or without security, and to issue, sell, pledge or otherwise encumber, bonds, notes, debentures or other evidences of indebtedness of this Corporation of any character in such amounts and such denominations and on such terms as the Board of Directors may determine, and to secure the repayment of said money and the performance of the obligations entered into under said bonds, notes, debentures and other evidences of indebtedness, and the performance of the covenants, agreements and conditions in any instrument given to secure the same by pledge, mortgage, deed of trust, assignment in trust or other encumbrances upon any or all of the property of the Corporation, real, personal, mixed, or otherwise, or, if deemed advisable, by mortgage of its good will or of some or all of the franchises of the Corporation in such manner as may be allowed by law; to lend money and to guarantee or negotiate loans with or without compensation therefor; to draw, make, accept, endorse, take as collateral security or otherwise, own, invest in, purchase or otherwise acquire, hold, execute, issue, sell and dispose of, trade and deal in, mortgage, pledge, assign, transfer and otherwise handle, bills of lading, accounts, warehouse receipts, leases, contracts of sale, promissory notes, drafts, acceptances, warrants, bonds, debentures, checks and other negotiable, non-negotiable, transferable or non-transferable instruments or other evidences of indebtedness and choses in action;

(i) To purchase, acquire, hold, pledge, sell, invest and deal in common, preferred or other stocks, voting trust certificates for any such stock, any bonds, debentures, notes or other securities or evidences of indebtedness, issued or created by any other corporation or association organized under the laws of the State of Maryland or any other State, Territory or possession of the United States or under the laws of the United States or of any foreign country or state or political subdivision thereof, and to exercise, while the owner of said stock or other securities of any such corporation or association all of the rights, powers and privileges of ownership, including the right to vote thereon whenever that right exists, and, upon a distribution of the assets and profits of this Corporation, to distribute any such shares of stock, bonds, debentures, notes or other securities or evidences of indebtedness, among the stockholders of this Corporation, and also to purchase, sell, invest and otherwise deal in stocks, bonds, debentures, notes, securities and evidences of indebtedness as aforesaid whether on its own account or on commission; subject, however, to the laws of the State of Maryland;

(j) To the extent not forbidden by the laws of the State of Maryland to carry on the above and any other business and exercise the above powers in any part of the world, and to do any and all things which are capable of being conveniently carried on or done by the Corporation in connection with the objects herein set forth or any of them, or calculated directly or indirectly to develop the Corporation’s business or to enhance the value of the Corporation’s property rights, and to do any or all of the above things in any part of the world as principal, agent, independent contractor, consigner, consignee, factor, broker, trustee or otherwise, and by and through trustees, agents, independent contractors, consignees, factors, brokers or otherwise, and either alone or in conjunction with other individuals, firms, associations or corporations;

(k) The objects and purposes specified herein, except where otherwise expressed, shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of these Articles of Incorporation. The objects, purposes and powers specified in each of the clauses or paragraphs in these Articles of Incorporation shall be regarded as independent objects, purposes and powers;

(l) And generally to carry on any other business in connection with the foregoing not contrary to the laws of the State of Maryland, and with all of the powers conferred upon corporations by the laws of the State of Maryland, and this Corporation is formed upon articles, conditions and provisions herein expressed, and subject in all particulars to the limitations relating to corporations which are contained in the General Laws of the State of Maryland;

(m) The above granted powers to the Corporation are in furtherance and not in limitation of the general powers conferred upon the Corporation by law.

FOURTH: PRINCIPAL OFFICE:

The principal office of the Corporation in this State is located at 11 East Chase Street, Baltimore, Maryland 21202. The resident agent of the Corporation is the CSC Lawyers Incorporating Service Company, whose post office address is 11 East Chase Street, Baltimore, Maryland 21202. Such resident agent is a corporation of the State of Maryland.

FIFTH: AUTHORIZED CAPITAL STOCK:

The total number of shares of all classes which the Corporation has authority to issue is One Billion Two Hundred Thirteen Million Five Hundred Thousand (1,213,500,000), consisting of the following number of shares of the following classes:

(a) The Common Stock. One Billion Two Hundred Million (1,200,000,000) shares of Common Stock of the par value of $.01 per share, having an aggregate par value of $12,000,000, and

(b) The Preferred Stock. Two Million Six Hundred Seventy Two Thousand Four Hundred Fourteen (2,672,414) shares of Preferred Stock, without par value, which may be classified pursuant to ARTICLE SIXTH, Sub-Article (b) hereof, and

(c) The Series A ESOP Convertible Preferred Stock. Four Million Eight Hundred Twenty Seven Thousand Five Hundred Eighty Six (4,827,586) shares of the Series A ESOP Convertible Preferred Stock, without par value, and

(d) The Series A Junior Participating Preferred Stock. Six Million (6,000,000) shares of Series A Junior Participating Preferred Stock, without par value.

SIXTH: DESCRIPTION OF STOCK:

(a) The Common Stock. The following is a description of the Common Stock of the Corporation, with the preferences, rights, voting powers, restrictions and qualifications with respect thereto, and rights to dividends thereon, except those below set forth in Sub-Article (c) of this Article SIXTH.

(1) Limitations, Restrictions and Prohibitions Expressed in or Resulting from the Provisions of the Laws of Maryland, the Provisions of or with Respect to Preferred Stock Now or Hereafter Authorized or the Other Provisions of the Charter. All preferences, rights, including rights to dividends, voting powers, restrictions, and qualifications of or with respect to the shares of Common Stock of the Corporation are and shall be in all respects subject and subordinate to and limited, qualified and controlled by any and all prohibitions, limitations, restrictions and qualifications with respect thereto expressed in or resulting from compliance with (a) the laws of Maryland, (b) the terms and provisions of or with respect to any shares of any class of Preferred Stock of the Corporation now or hereafter authorized and whether before or after the classification thereof and whether the terms and provisions thereof are those fixed by these Articles of Incorporation, or any amendment hereof, or by the Board of Directors pursuant to any authority or power in these Articles of Incorporation or any amendment hereof, granted to the Board of Directors pursuant to the laws of Maryland, and set forth in Articles Supplementary duly executed and filed as provided in the laws of Maryland, or (c) the other provisions of these Articles of Incorporation, or any amendment hereof.

(2) Dividends. Except as and when otherwise prohibited, limited, restricted or qualified as set forth in paragraph (1), above, the Board of Directors of the Corporation may declare dividends upon the outstanding shares of the Common Stock, payable then or thereafter out of any then remaining funds or assets of the Corporation legally available therefor, at such times, in such amounts or at such rates as the Board of Directors may determine.

(3) Purchase by the Corporation of Shares of Common Stock. Except as and when otherwise prohibited, limited, restricted or qualified as set forth in paragraph (1), above, the Corporation may purchase, as and when determined by the Board of Directors, shares of the Common Stock out of surplus, however created, and, as and to the extent determined by the Board of Directors, may at any time or from time to time cancel and retire the shares of Common Stock so purchased by it, and such shares of Common Stock so cancelled and retired by the Corporation may thereafter be reissued by the Corporation.

(4) Voting Powers of the Holders of Common Stock. Except as and when otherwise prohibited, limited, restricted or qualified as set forth in paragraph (1), above, all voting powers and rights shall be vested exclusively in the holders of record of the Common Stock, and each such holder of record shall be entitled to one vote for each share of the Common Stock registered in the name of such holder on the books of the Corporation.

(5) Rights of Holders of the Common Stock on Liquidation. Except as otherwise prohibited, limited, restricted or qualified as set forth in paragraph (1), above, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of record of the Common Stock shall be entitled to receive all of the assets of the Corporation, ratably, according to the number of shares of Common Stock registered in their names, respectively, on the books of the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed a liquidation, dissolution or winding up within the meaning of the provisions of this paragraph (5).

(b) The Preferred Stock. The Board of Directors of the Corporation is hereby authorized and empowered, in accordance with and subject to the laws of Maryland, to classify or reclassify the unissued and unclassified shares of Preferred Stock, hereinabove authorized, or any part of the same, by fixing in one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares, subject to and in conformity with the terms and provisions hereinafter set forth, which shall be applicable, generally, to all such unclassified shares of Preferred Stock and to all such shares of Preferred Stock which are classified by the Board of Directors of the Corporation as hereinabove authorized, after such classification of said shares.

(c) Provisions Applicable to all Classes of Stock. The following terms and provisions are applicable generally and to each and all classes of stock of the Corporation and to any and all shares thereof.

(1) Preemptive Rights. Neither the holders of shares of any class of Preferred Stock which are classified by the Board of Directors prior to issuance, as hereinabove authorized, nor the holders of shares of the Common Stock nor the holders of any other shares of stock of the Corporation shall have any preemptive rights or be entitled as a matter of right to have offered to them for subscription, purchase, exchange or otherwise, any shares of any class of stock which is now or may hereafter be authorized or any shares of stock, rights, options, warrants, securities or obligations, of whatever class or description, which the Corporation or its subsidiaries may hereafter issue, reissue, offer for subscription, sell or otherwise dispose of, except, in each and any such case such rights as may be expressly granted in and by the terms and provisions of any convertible shares of stock, securities or obligations hereafter issued, in providing for or protecting the right to convert the same into shares of stock of any class of the Corporation, or into any securities or obligations of the Corporation.

(2) Sale, Lease, Exchange or Transfer of the Corporation’s Entire Property. Upon the affirmative vote or written consent of holders of not less than two-thirds (2/3) of the outstanding shares of the Common Stock of the Corporation, and, if expressly required under the terms and provisions of any shares of stock of the Corporation of any other class hereafter issued, whether as fixed by the Board of Directors in classifying the same or as set forth in these Articles of Incorporation, as now or hereafter amended, upon the affirmative vote or written consent of the holders of the portion of the shares of such class of stock as is expressly required therefor pursuant to the terms and provisions of such shares of stock, the Corporation may sell, lease, exchange or transfer all or substantially all of the property and assets of the Corporation, including, but not limited to, its good will, franchises and other intangible assets.

SEVENTH: DIRECTORS:

The Board of Directors currently consists of fourteen directors whose names are: J.T. Battenberg III, Charles W. Coker, James S. Crown. Willie D. Davis, Vernon E. Jordan, Jr., James L. Ketelsen, Laurette T. Koellner, Cornelius J.A. van Lede, Hans B. van Liemt, Joan D. Manley, Cary D. McMillan, C. Steven McMillan, Rozanne L. Ridgway, and Richard L. Thomas. The number of directors may be increased or decreased from time to time as provided for in the By-Laws of the Corporation, except that the Corporation shall never have less than three (3) directors.

EIGHTH: ISSUANCE AND PURCHASE OF SHARES:

(a) The Board of Directors of the Corporation is hereby empowered from time to time to authorize by resolution the issuance of any number of shares of its authorized capital stock of any class, including any number of shares of any class having conversion rights, for such consideration as the said Board of Directors may deem advisable. Any and all shares of stock of the Corporation when issued, as provided in this Article EIGHTH, when the consideration therefor fixed by the Board of Directors has been fully paid or delivered, shall be fully paid stock and not liable to any further call or assessment.

(b) The Board of Directors is hereby authorized to purchase from time to time in its discretion for the Corporation shares of the capital stock of the Corporation subject to the provisions of the laws of the State of Maryland and the other provisions of these Articles of Incorporation, as amended.

NINTH: CERTAIN POWERS OF BOARD OF DIRECTORS:

In furtherance and not in limitation of the powers conferred by the State of Maryland, the Board of Directors is expressly authorized in so far as not inconsistent with any other provisions of these Articles of Incorporation:

(a) To establish, increase, decrease, replenish or abolish, in their absolute discretion, one or more reserve funds for working capital, equalization of dividends, contingencies, depreciation and like purposes;

(b) To carry from time to time in the capital account such part of the surplus of the Corporation as they, in their absolute discretion, may deem advisable, and to direct and determine the use and disposition of any surplus or net profits;

(c) To create, make or issue mortgages, notes, bonds, debentures, deeds of trust, indentures, trust agreements or negotiable or non-negotiable instruments or securities, unsecured or secured by mortgage or otherwise, and to do every other act and thing necessary to effectuate the same;

(d) From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts, books, records or documents of this Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders and no stockholder shall have any right to inspect such accounts, books, records or documents of the Corporation, except as conferred by statute, unless expressly authorized by resolution of the Board of Directors.

TENTH: ADDITIONAL POWERS OF BOARD OF DIRECTORS:

This Corporation may in its By-Laws confer upon the Board of Directors powers and authorities in addition to the foregoing and to those expressly conferred upon the Board of Directors by statute but not inconsistent with the provisions of these Articles of Incorporation.

ELEVENTH: MEETING OF BOARD OF DIRECTORS:

The directors shall have power, if the By-Laws so provide, to hold their meetings either within or without the State of Maryland; and the Corporation may have one or more offices in addition to the principal office in Maryland and may keep its books (subject to the provisions of the statutes) outside the State of Maryland at such places as may be from time to time designated by the Board.

TWELFTH: OTHER BUSINESS ACTIVITIES OF DIRECTORS:

No directors shall be disqualified from voting or acting on behalf of the Corporation in contracting with any other corporation in which he may be a director, officer or stockholder, nor shall any director of the Corporation be disqualified from voting or acting in its behalf by reason of any personal interest.

THIRTEENTH: LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS:

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of these Articles of Incorporation or repeal of any of the provisions hereof shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

FOURTEENTH: DIRECTOR REMOVAL AND VACANCY:

The Corporation elects to be subject to Section 3-804(a) and (c) of the Maryland General Corporation Law (the “MGCL”), the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL

1988 ARTICLES SUPPLEMENTARY

(Series A Junior Participating Preferred Stock)

The Board of Directors of the Corporation, at a meeting duly convened and held on April 28, 1988, adopted a resolution classifying 3,000,000 unissued shares, without par value, of the authorized unclassified shares of Preferred Stock of the Corporation, without par value, as Series A Junior Participating Preferred Stock, without par value, by setting, before the issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of and the dividends on, such shares of Series A Junior Participating Preferred Stock as hereinafter set forth. This classification is pursuant to authority granted the Directors by the Charter. Under a power contained in Article SIXTH of the Charter, the Board of Directors, by resolutions duly adopted at a meeting duly called, held on March 26, 1998, reclassified and designated 3,000,000 shares of Preferred Stock (as described in the Charter) as 3,000,000 additional shares of Series A Junior Participating Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Series A Junior Participating Preferred Stock as set forth in the Charter under the heading “1988 Articles Supplementary” so that the total number of shares of Series A Junior Participating Preferred Stock after such classification is 6,000,000. A description of the said shares so classified by the Board of Directors, with the preferences, rights, voting powers, restrictions and qualifications of and the dividends on, such shares as set by the Board of Directors of the Corporation is as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 6,000,000.

2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $30.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”), or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after March 26, 1998 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $30.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C) (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the articles of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate actions.

4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for Shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as approximately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preference of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a small number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10. Amendment. At such time as shares of Series A Junior Participating Preferred Stock are outstanding, the Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

1989 ARTICLES SUPPLEMENTARY

(Series A ESOP Convertible Preferred Stock)

The Board of Directors of the Corporation, at a meeting duly convened and held on June 9, 1989, and pursuant to authority contained in the Corporation’s Charter (such term to refer to the Articles of Incorporation of the Corporation, as amended, and any Articles Supplementary thereto) adopted resolutions (i) authorizing the issuance of up to 5,000,000 unissued shares, without par value, of the authorized unclassified shares of Preferred Stock of the Corporation, without par value, as Series A ESOP Convertible Preferred Stock, without par value, having such preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of such shares, as may be determined by the Preferred Stock Issuance Committee of the Board (the “Committee”), and (ii) approving a form of these Articles Supplementary classifying up to such 5,000,000 unissued shares of Preferred Stock as Series A ESOP Convertible Preferred Stock, without par value, having such terms as are fixed as aforesaid. A description of the said Series A ESOP Convertible Preferred Stock, with the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights as set by the Committee is as set forth below.

Section 1. Designation and Amount; Special Purpose Restricted Transfer Issue. (A) The shares of such series shall be designated as “Series A ESOP Convertible Preferred Stock” (“Series A Preferred Stock”) and the number of shares constituting such series shall be 4,827,586.

(B) Shares of Series A Preferred Stock shall be issued only to State Street Bank and Trust Company, as trustee (together with any successor trustee, the “Trustee”) of the Sara Lee Corporation Employee Stock Ownership Plan (the “Plan”). All references to the holder of shares or Series A Preferred Stock shall mean the Trustee. In the event of any transfer of record ownership of shares of Series A Preferred Stock to any person other than any successor trustee under the Plan, the shares of Series A Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder thereof, shall be automatically converted into shares of Common Stock on the terms otherwise provided for the conversion of shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5 hereof and no such transferee shall have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to shares of Series A Preferred Stock hereunder but, rather, only the powers and rights pertaining to the Common Stock into which such shares of Series A Preferred Stock shall be so converted. In the event of such a conversion, the transferee of the shares of Series A Preferred Stock shall be treated for all purposes as the record holder of the shares of Common Stock into which such shares of Series A Preferred Stock have been automatically converted as of the date of such transfer. Certificates representing shares of Series A Preferred Stock shall bear a legend to reflect the foregoing provisions. Notwithstanding the foregoing provisions of this paragraph (B) of Section 1, shares of Series A Preferred Stock (i) may be converted into shares of Common Stock as provided by Section 5 hereof and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and (ii) shall be redeemable by the Corporation upon the terms and conditions provided by Sections 6, 7 and 8 hereof.

Section 2. Dividends and Distributions. (A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends (“Preferred Dividends”) in an amount equal to $5.438 per share per annum, and no more, payable semi-annually in arrears, one-half on the fifteenth day of June and one-half on the fifteenth day of December of each year (each a “Dividend Payment Date”) commencing on December 15, 1989, to holders of record at the start of business on such Dividend Payment Date. In the event that any Dividend Payment Date shall fall on any day other than a “Business Day” (as hereinafter defined), the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately succeeding such Dividend Payment Date. Preferred Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock from after the date of issuance of such shares of Series A Preferred Stock. Preferred Dividends shall accrue on a daily basis whether or not the Corporation shall have earnings or surplus at the time, but Preferred Dividends accrued on the shares of Series A Preferred Stock after the date of issuance of the shares of Series A Preferred Stock for any period less than a full semi-annual period between Dividend Payment Dates shall be computed on the basis of a 360-day year of 30-day months. Accrued but unpaid Preferred Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

(B) So long as any shares of Series A Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series A Preferred Stock as to dividends, unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock, dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend period on the Series A Preferred Stock and accumulated and unpaid on such parity stock through the dividend payment period on such parity stock next preceding such dividend payment date. In the event that full cumulative dividends on the Series A Preferred Stock have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock until full cumulative dividends on the Series A Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock or (ii) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or of any subsidiary of the Corporation heretofore or hereafter adopted or (B) in exchange solely for shares of any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) The holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of Common Stock as one class. The holder of each share of Series A Preferred Stock shall be entitled to the greater of (i) 1.283 votes or (ii) that number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest one-thousandth of a vote; it being understood that whenever the “Conversion Price” (as defined in Section 5 hereof) is adjusted as provided in Section 9 hereof, the voting rights of the Series A Preferred Stock shall also be similarly adjusted.

(B) Except an otherwise required by law or set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action; provided, however, that the vote of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a series, shall be necessary to adopt any alteration, amendment or repeal of any provision of the Charter of the Corporation (including any such alteration, amendment or repeal effected by any merger or consolidation), if such amendment, alteration or repeal would alter or change the powers, preferences or special rights with respect to the shares of Series A Preferred Stock in any material respect adverse to the holders thereof.

Section 4. Liquidation, Dissolution or Winding Up. (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation and which are available for payment to stockholders, and subject to the rights of the holders of any stock of the Corporation ranking senior to or on a parity with the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, liquidating distributions in the amount of $72.50 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more. If upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and any other stock ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this paragraph 4(A), the holders of shares of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

(B) Neither the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, lease, exchange or other transfer of all or any portion of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding up of the affairs of the Corporation for purposes of this Section 4, but the holders of Series A Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by Section 8 hereof.

(C) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Series A Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to the holders of Series A Preferred Stock, at the address shown on the books of the Corporation or any transfer agent for the Series A Preferred Stock.

Section 5. Conversion into Common Stock. (A) A holder of shares of Series A Preferred Stock shall be entitled, at any time prior to the close of business on the date fixed for redemption of such shares pursuant to Section 6, 7 and 8 hereof, to cause any or all of such shares to be converted into shares of Common Stock, initially at a conversion price of $72.50 per share (and, as so adjusted, is hereinafter sometimes referred to as the “Conversion Price”).

(B) Any holder of shares of Series A Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the shares of Series A Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Preferred Stock by the Corporation or the transfer agent for the Series A Preferred Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of Series A Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of Series A Preferred Stock not to be so converted to be issued, and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

(C) Upon surrender of a certificate representing a share or shares of Series A Preferred Stock for conversion, the Corporation shall issue and send by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the holder thereof or to such holder’s designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series A Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such holder or such holder’s designee a new certificate or certificates representing the number of shares of Series A Preferred Stock which shall not have been converted.

(D) The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Series A Preferred Stock into shares of Common Stock made at the option of the holder thereof shall be effective as of the earlier of (i) the delivery to such holder or such holder’s designee of the certificates representing the shares of Common Stock issued upon conversion thereof, or (ii) the commencement of business on the second Business Day (as hereinafter defined) after the surrender of the certificate or certificates for the shares of Series A Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) as provided by these Articles Supplementary. On and after the effective day of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holder of Common Stock in respect of any period prior to such effective date. The Corporation shall not be obligated to pay any dividends which shall have been declared and shall be payable to holders of shares of Series A Preferred Stock on a Dividend Payment Date if such Dividend Payment Date for such dividend is subsequent to the effective date of conversion of such shares.

(E) The Corporation shall not be obligated to deliver to holders of Series A Preferred Stock any fractional share of shares of Common Stock issuable upon any conversion of such shares of Series A Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

(F) Whenever the Corporation shall issue shares of Common Stock upon conversion of shares of Series A Preferred Stock as contemplated by this Section 5, the Corporation shall issue together with each such share of Common Stock one right to purchase a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Corporation (or other securities in lieu thereof) pursuant to the Rights Agreement dated as of April 28, 1988 between the Corporation and First National Bank of Chicago, as Rights Agent, as such agreement may from time to time be amended (the “Rights Agreement”), or any rights issued to holders of Common Stock of the Corporation in addition thereto or in replacement therefor, whether or not such rights shall be exercisable at such time, but only if such rights are issued and outstanding and held by other holders of Common Stock of the Corporation at such time and have not expired.

(G) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration or qualification of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all share of Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

Section 6. Redemption at the Option of the Corporation. (A) The Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation at any time after July 1, 1992 or at any time after June 15, 1989, if permitted by paragraph (D) of this Section 6, at the following redemption prices per share:

During the Twelve Month Period Beginning	Price Per Share
June 15, 1989	$77.938
June 15, 1990	77.394
June 15, 1991	76.850
June 15, 1992	76.306
June 15, 1993	75.763
June 15, 1994	75.219
June 15, 1995	74.675
June 15, 1996	74.131
June 15, 1997	73.588
June 15, 1998	73.044

and thereafter at $72.50 per share, plus, in each case, an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption. Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph (F) of this Section 6. From and after the date fixed for redemption, dividends on shares of Series A Preferred Stock called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding and all rights in respect of such shares of the Corporation shall cease, except the right to receive the redemption price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed and there is more than one holder of Series A Preferred Stock, the Corporation shall either redeem a portion of the shares of each holder determined pro rata based on the number of shares held by each holder or shall select the shares to be redeemed by lot, as may be determined by the Board of Directors of the Corporation. In the event that full cumulative dividends have not been paid or contemporaneously declared and set aside for payment upon all outstanding shares of the Series A Preferred Stock for all past Dividend Payment Dates, the Corporation may not redeem fewer than all the outstanding shares of the Series A Preferred Stock.

(B) Unless otherwise required by law, notice of redemption will be sent to the holders of Series A Preferred Stock at the address shown on the books of the Corporation or any transfer agent for the Series A Preferred Stock by first-class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the Conversion Price and number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock at the time. Upon surrender of the certificate for any shares so called for redemption and not previously converted (properly endorsed or signed for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the redemption price set forth in this Section 6.

(C) In the event of a change in the federal tax law of the United States of America which has the effect of precluding the Corporation from claiming any of the tax deductions for dividends paid on the Series A Preferred Stock when such dividends are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended and in effect on the date shares of Series A Preferred Stock are initially issued, the Corporation may at any time, in its sole discretion and notwithstanding anything to the contrary in paragraph (A) of this Section 6 elect to redeem any or all of such shares for the amount payable in respect of the shares upon liquidation of the Corporation pursuant to Section 4 hereof.

(D) Notwithstanding anything to the contrary in paragraph (A) of this Section 6, the Corporation may elect to redeem any or all of the shares of Series A Preferred Stock at any time after the issuance of the shares of Series A Preferred Stock on the terms and conditions set forth in paragraphs (A) and (B) of this Section 6, if the last reported sales price, regular way, of a share of Common Stock, as reported on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or, if the Common Stock is not quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as reported by NASDAQ, for at least twenty (20) trading days within a period of thirty (30) consecutive trading days ending within five (5) days of the notice of redemption, equals or exceeds one hundred fifty percent (150%) of the Conversion Price (giving effect in making such calculation to any adjustments required by Section 9 hereof).

(E) In the event that the Plan is terminated in accordance with its terms, and notwithstanding anything to the contrary in paragraph (A) of this Section 6, the Corporation shall, as soon thereafter as practicable, call for redemption on the terms and conditions set forth in paragraphs (A) and (B) of this Section 6 all then outstanding shares of Series A Preferred Stock.

(F) The Corporation, at its option, may make payment of the redemption price required upon redemption of shares of Series A Preferred Stock in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares of Common Stock to be valued for such purposes at their Fair Market Value (as defined in paragraph (G) of Section 9 hereof).

Section 7. Other Redemption Rights. Subject to such limitations as may be imposed by applicable law, at the option of the holder, shares of Series A Preferred Stock shall be redeemed by the Corporation for cash or, if the Corporation so elects, in shares of Common Stock, or a combination of such shares and cash, any such shares of Common Stock to be valued for such purpose as provided by paragraph (F) of Section 6 at a redemption price per share equal to the greater of (i) the Fair Market Value (as defined in paragraph (G) of Section 9 hereof) per share of Series A Preferred Stock or (ii) $72.50 plus accrued and unpaid dividends thereon to the date fixed for redemption at any time and from time to time upon notice to the Corporation given not less than five (5) business days prior to the date fixed by the holder in such notice for such redemption, upon certification by such holder to the Corporation of the following events: (y) when and to the extent necessary for such holder to provide for distributions required to be made under, or to satisfy an investment election provided to participants in accordance with, the Plan, or any successor plan or (z) in the event that the Plan is determined by the Internal Revenue Service not to be qualified within the meaning of Sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended.

Section 8. Consolidation, Merger, etc. (A) In the event that the Corporation shall consummate any consolidation, merger, share exchange or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation (including the Corporation) that constitutes “qualifying employer securities” with respect to a holder of Series A Preferred Stock within the meaning of Section 409(l) of the Internal Revenue Code of 1986, as amended, and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of Series A Preferred Stock of such holder shall, in connection with such consolidation, merger, share exchange or similar business combination, be assumed by and shall become preferred stock of such successor or resulting corporation, having in respect of such corporation, insofar as possible, the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights provided by Sections 6, 7 and 8 hereof), and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction, except that after such transaction each share of the Series A Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 5 hereof, into the number and kind of qualifying employer securities so receivable by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Series A Preferred Stock, then the shares of Series A Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property (other than such qualifying employer securities and a cash payment, if applicable, in lieu of fractional shares) receivable upon such transaction (provided that, if the kind or amount of qualifying employer securities receivable upon such transaction is not the same for each non-electing share, then the kind and amount so receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by the plurality of the non-electing shares). The rights of the Series A Preferred Stock as preferred stock of such successor or resulting corporation shall successively be subject to adjustments pursuant to Sections 3 and 9 hereof after any such transaction as nearly equivalent as practicable to the adjustment provided for by such sections prior to such transaction. The Corporation shall not consummate any such merger, consolidation, share exchange or similar transaction unless all then outstanding shares of Series A Preferred Stock shall be assumed and authorized by the successor or resulting corporation as aforesaid.

(B) In the event that the Corporation shall consummate any consolidation, merger, share exchange or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of qualifying employer securities (as referred to in paragraph (A) of this Section 8) and cash payments, if applicable, in lieu of fractional shares, outstanding shares of Series A Preferred Stock shall, without any action on the part of the Corporation or any holder thereof (but subject to paragraph (C) of this Section 8), be automatically converted by virtue of such merger, consolidation, share exchange or similar business combination immediately prior to such consummation into the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted at such time so that each share of Series A Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Series A Preferred Stock, then the shares of Series A Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction (provided that, if the kind or amount of stock, securities, cash or other property receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each non-electing shares will be the kind and amount so receivable per share by a plurality of the non-electing shares).

(C) In the event the Corporation shall enter into any agreement providing for any consolidation, merger, share exchange or similar business combination described in paragraph (B) of this Section 8, then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) Business Days (as hereinafter defined) before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Series A Preferred Stock and, subject to such limitations as may be imposed by applicable law, each such holder shall have the right to elect, by written notice to the Corporation, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Corporation or the successor of the Corporation, in redemption and retirement of such Series A Preferred Stock, a cash payment equal to the amount payable in respect of shares of Series A Preferred Stock that would have been payable had the Series A Preferred Stock been redeemed pursuant to paragraphs (A) and (B) of Section 6 hereof. No such notice of redemption shall be effective unless given to the Corporation prior to the close of business on the third business day prior to consummation of such transaction, unless the Corporation or the successor of the Corporation shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Corporation prior to the close of business on the third business day prior to consummation of such transaction.

Section 9. Anti-dilution Adjustments. (A) In the event the Corporation shall, at any time or from time to time while any of the shares of the Series A Preferred Stock are outstanding, (i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation to which Section 8 hereof does not apply) or otherwise, the Conversion Price in effect immediately prior to such action shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event, and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this paragraph 9(A) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

(B) In the event that the Corporation shall, at any time or from time to time while any of the shares of Series A Preferred Stock are outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of a reclassification of shares or a recapitalization of the Corporation, any right or warrant to purchase shares of Common Stock (but not including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased at the Fair Market Value of a share of Common Stock at the time of such issuance for the maximum aggregate consideration payable upon exercise in full of all such rights or warrants, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock that could be acquired upon exercise in full of all such rights and warrants.

(C) In the event the Corporation shall, at any time or from time to time while any of the shares of Series A Preferred Stock are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to (i) any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock or any right to purchase shares of Common Stock under the Rights Agreement) and (ii) any employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair

Market Value, on the date of such issuance, sale or exchange, less than the Fair Market Value of such shares on the date of issuance, sale or exchange, then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the Conversion Price shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (a) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (b) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation. In the event the Corporation shall, at any time or from time to time while any shares of Series A Preferred Stock are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including, as such a right or warrant, any security convertible into or exchangeable for shares of Common Stock or any right to purchase shares of Common Stock under the Rights Agreement), other than any such issuance to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) and other than pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Non-Dilutive Amount (as hereinafter defined), then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such right or warrant plus (iii) the Fair Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).

(D) In the event the Corporation shall, at any time or from time to time while any of the shares of Series A Preferred Stock are outstanding, make a Special Distribution (as hereinafter defined) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger, consolidation, share exchange or other business combination to which Section 8 hereof does not apply) or effect a Pro Rata Repurchase (as hereinafter defined) of Common Stock, the Conversion Price in effect immediately prior to such Special Distribution or Pro Rata Repurchase shall, subject to paragraphs (E) and (F) of this Section 9, be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Special Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of

Common Stock on the day before the ex-dividend date with respect to a Special Distribution which is paid in cash and on the distribution date with respect to a Special Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, minus (ii) the Fair Market Value of the Special Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (a) the number of shares of Common Stock outstanding immediately before such Special Dividend or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (b) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to a Special Distribution which is paid in cash and on the distribution date with respect to a Special Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be. The Corporation shall send each holder of Series A Preferred Stock (i) notice of its intent to make any dividend or distribution and (ii) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Price and the number of shares of Common Stock into which a share of Series A Preferred Stock may be converted at such time.

(E) Notwithstanding any other provisions of this Section 9, the Corporation shall not be required to make any adjustment to the Conversion Price unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the Conversion Price.

(F) If the Corporation shall make any dividend or distribution on the Common Stock, including the distribution of any evidence of indebtedness, securities other than Common Stock or any other assets, or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Price pursuant to the foregoing provisions of this Section 9, the Board of Directors of the Corporation shall consider whether such action is of such a nature that an adjustment to the Conversion Price should equitably be made in respect of such transaction. If in such case the Board of Directors of the Corporation determines that an adjustment to the Conversion Price should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors of the Corporation (which adjustment shall in no event adversely affect the powers, preferences or special rights of the Series A Preferred Stock as set forth herein). The determination of the Board of Directors of the Corporation as to whether an adjustment to the Conversion Price should be made pursuant to the foregoing provisions of this paragraph 9(F), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all stockholders of the

Corporation. The Corporation shall be entitled to make such additional adjustments in the Conversion Price, in addition to those required by the foregoing provisions of this Section 9, as shall be necessary in order that any dividend or distribution in shares of capital stock of the Corporation, subdivision, reclassification or combination of shares of stock of the Corporation or any recapitalization of the Corporation shall not be taxable to the holders of the Common Stock.

(G) For purposes of these Articles Supplementary, the following definitions shall apply:

“Business Day” shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Current Market Price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Corporation or a committee thereof, in each case, on each trading day during the Adjustment Period. “Adjustment Period” shall mean the period which consists of the five (5) consecutive trading days preceding the date as of which the Fair Market Value of a security is to be determined.

“Special Distribution” shall mean any dividend or other distribution to holders of Common Stock (effected while any of the shares of Series A Preferred Stock are outstanding) (i) of cash (other than a regularly scheduled quarterly dividend not exceeding 125% of the average quarterly dividend for the four quarters immediately preceding such dividend), where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of 12 months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds nine percent (9%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such Special Distribution, and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in paragraph (B) or (C) of this Section 9), evidences of indebtedness of the Corporation or any other person or any other Property (including shares of any subsidiary of the Corporation) or any combination thereof. The Fair

Market Value of a Special Distribution for purposes of paragraph (D) of this Section 9 shall be equal to the sum of the Fair Market Value of such Special Distribution plus the amount of any cash dividends (other than regularly scheduled dividends not exceeding 125% of the aggregate quarterly dividends for the four quarters immediately preceding such dividend) made during such 12-month period and not previously included in the calculation of an adjustment pursuant to paragraph (D) of this Section 9.

“Fair Market Value” shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The “Fair Market Value” of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the Corporation or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors of the Corporation or such committee.

“Non-Dilutive Amount” in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the remainder of (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, minus (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to Purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

“Pro Rata Repurchase” shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Series A Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation, or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this paragraph 9(G), shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof “in open market transactions” if they have been purchased substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act on the date shares of Series A Preferred Stock are initially issued by the Corporation, or on such other terms and conditions as the Board of Directors of the Corporation or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material of effect on the trading market for the Common Stock.

(H) Whenever an adjustment to the Conversion Price and the related voting rights of the Series A Preferred Stock is required pursuant to these Articles Supplementary, the Corporation shall forthwith place on file with the transfer agent for the Common Stock and the Series A Preferred Stock, and with the Secretary of the Corporation, a statement signed by two officers of the Corporation stating the adjusted Conversion Price determined as provided herein and the resulting conversion ratio, and the voting rights (as appropriately adjusted), of the Series A Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of Fair Market Value involved in such computation. Promptly after each adjustment to the Conversion Price and the related voting rights of the Series A Preferred Stock, the Corporation shall mail a notice thereof and of the then prevailing conversion ratio to each holder of shares of the Series A Preferred Stock.

Section 10. Ranking; Retirement of Shares. (A) The Series A Preferred Stock shall rank senior to the Series A Junior Participating Preferred Stock of the Corporation and to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the Corporation, and, unless otherwise provided in the Charter of the Corporation, the Series A Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock without par value as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

(B) Any shares of Series A Preferred Stock acquired by the Corporation by reason of the conversion or redemption of such shares as provided by these Articles Supplementary, or otherwise so acquired, shall be retired as shares of Series A Preferred Stock and restored to the status of authorized but unissued shares of Preferred Stock without par value of the Corporation, undesignated as to series, and may thereafter be reissued as part of a new series of such Preferred Stock as permitted by law.

Section 11. Miscellaneous. (A) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles Supplementary) with postage prepaid, addressed: (i) if to the Corporation, to its office at Three First National Plaza, Chicago, Illinois 60602 (Attention: Secretary) or to the transfer agent for the Series A Preferred Stock, or other agent of the Corporation designated as permitted by these Articles Supplementary or (ii) if to any holder of the Series A Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(B) The term “Common Stock” as used in these Articles Supplementary means the Corporation’s Common Stock, par value $.01 per share, as the same exists at the date of filing of these Articles Supplementary relating to Series A Preferred Stock or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that, at any time as a result of an adjustment made pursuant to Section 9 of these Articles Supplementary, the holder of any share of the Series A Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Conversion Price in respect of such other shares or securities so receivable upon conversion of shares of Series A Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 9 hereof, and the provisions of Sections 1 through 8, 10 and 11 of these Articles Supplementary with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

(C) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(D) In the event that a holder of shares of Series A Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Series A Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such Series A Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

(E) Unless otherwise provided in the Charter, and as the same may be amended, of the Corporation, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation, or winding-up or otherwise made upon the shares of Series A Preferred Stock and any other stock ranking on a parity with the Series A Preferred Stock with respect to such dividend or distribution shall be pro rata, so that amounts paid per share on the Series A Preferred Stock and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the Series A Preferred Stock and such other stock bear to each other.

(F) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series A Preferred Stock.

3. The foregoing restatement of the charter has been approved by a majority of the entire Board of Directors.

4. The charter is not amended by these Articles of Restatement.

5. The current address of the principal office of the Corporation is set forth in Article Fourth of the foregoing restatement of the charter.

6. The name and address of the Corporation’s current resident agent is set forth in Article Fourth of the foregoing restatement of the charter.

7. The number of directors of the Corporation and the names of those currently in office are set forth in Article Seventh of the foregoing restatement of the charter.

The undersigned Vice President acknowledges these Articles of Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on September 3, 2003.

ATTEST:	SARA LEE CORPORATION

/s/ Helen N. Kaminski	/s/ R. Henry Kleeman
Assistant Secretary	Vice President, Deputy General Counsel and Assistant Secretary

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